Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-8 No. 333-____ pertaining to the Amended and Restated Skilled Healthcare Group, Inc. 2007 Incentive Award Plan of Skilled Healthcare Group, Inc. and to the incorporation by reference therein of our reports dated February 14, 2011, with respect to the consolidated financial statements and schedule of Skilled Healthcare Group, Inc., and the effectiveness of internal control over financial reporting of Skilled Healthcare Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orange County, California
May 4, 2011